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                                                                   EXHIBIT 10.21


                                    BARCLAYS


                                                    London Corporate Banking
                                                    PO Box 15162
                                                    50 Pall Mall
                                                    London SWIA 1QB
                                                    Tel     020 7441 4099
                                                    Fax     020 7441 4225

Independent Energy UK Limited (the COMPANY")

and

Independent Energy Holdings PLC

both of

Radcliffe House
6th Floor
Blenheim Court
Solihull
West Midlands
B91 2AA

Dear Sirs                                                        6th March, 2000

We refer to the facility letter (the "ORIGINAL ANCILLARY FACILITY LETTER") dated 21st October, 1999 between the Company and us (the "BANK", which term includes our successors, transferees and assigns and each and any branch through which any part of the facilities contemplated by this letter and/or the Original Ancillary Facility Letter is made available).

Please countersign this letter (or a copy of it) where marked below to confirm your agreement that:

(a) the Original Ancillary Facility Letter is amended as follows with immediate effect:

         (i) the existing paragraph 1 (Facilities) is deleted and replaced by the following:

                  "Overdraft and/or letter of credit lines of (pound) 102,000,000 in aggregate.

                  Business Master II Exposure limits:

                           For UK payment to suppliers:   (pound) 3,000,000

                           For UK payments re salaries:   (pound) 600,000

                  Company Barclaycard limit (pound)50,000.



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                  In addition, the existing status of the Company as Direct
                  Debit Originators is confirmed.";

         (ii) a letter of credit, not exceeding (pound)60,000,000 in aggregate, may be issued to Energy Pool Funds Administration Limited in respect of the Company's obligations under the Pooling and Settlement Agreement for the Electricity Industry in England and Wales dated 30th March, 1990 (the "POOL LC") and the balance of the facility shall be used only to pay related fees and to guarantee contingent liabilities incurred in the ordinary course of trading and for working capital purposes (and the existing paragraph 2 (Purpose) is amended accordingly);

         (iii) in the existing paragraph 3 (Term) the words "12th January, 2000" are deleted and replaced by the following:

                  "the earlier of 6th June, 2000 or one business day after the date on which the proceeds of any equity offering are received by Independent Energy Holdings PLC".

         (iv)     the Company shall:

                  (a) pay interest on any amount paid by the Bank under the Pool LC issued on the date of this letter (and on any advance made by the Bank to fund any such amount) calculated at a rate of 10% per anum, on the daily unreimbursed balance of that amount (or advance), calculated and compounded on the Bank's usual basis and payable on the last business day of each calendar month; and

                  (b) without limiting or affecting any of its obligations to the Bank, comply with all of its obligations under the counter-indemnity dated 16th February, 1996 in favour of the Bank in respect of the Pool LC referred to in paragraph (a) above and all other instruments, obligations and liabilities to which that counter-indemnity applies.

         (v) the following new paragraphs 7 and 8 are inserted (and the existing paragraphs 7 and 8 are renumbered accordingly):

                  "7.      PROCEEDS OF EQUITY OFFERINGS

                  The net cash proceeds of any equity offering by Independent Energy Holdings PLC shall, on receipt thereof by Independent Energy Holdings PLC, be utilised to either (i) subscribe and pay for additional equity capital in the Company or (ii) lend to the Company by way of subordinated loan on terms expressly approved by the Bank in relation to the relevant loan. Upon receipt of such funds by the Company, the proceeds shall:

                  (i) firstly, be used to repay any amounts demanded by the beneficiary under the Pool LC and paid by the Bank, together with accrued interest thereon in accordance with paragraph (iv) above;


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                  (ii)     secondly, be used to cash collateralise the Pool LC
                           up to the undrawn fact amount of the Pool LC; and

                  (iii) thirdly, be used to repay any overdraft or other letter of credit outstanding under the Ancillary Facility.

                  8.       CASH COLLATERALISATION

                  The Bank may by notice to the Company at any time when an Event of Default (as defined in the (pound)80,000,000 credit agreement dated 8th July, 1999 to which the Company and the Bank are party) is subsisting require the Company, in respect of each (or any) letter or credit, to pay to the Bank for crediting to such collateral account (held on such terms) as the Bank may specify an amount equal to the face amount for the time being of the relevant letter(s) of credit and the Company shall immediately comply with such requirement, which shall immediately constitute a liquidated and accrued debt due and payable for the benefit of the Bank";

(b) the Original Ancillary Facility Letter, as amended by paragraph (a) above, shall continue in full force and effect and this letter and the Original Ancillary Facility Letter shall be and construed together as a single document;

(c) for the avoidance of doubt, the Original Ancillary Facility Letter as amended by this letter shall continue to constitute the Ancillary Facility Letter for the purposes of (and as defined in) the (pound)80,000,000 credit agreement dated 8th July, 1999 to which you and we (among others) are party, and accordingly all provisions of that credit agreement (and each of the other Finance Documents, as defined in it) (including, without limitation, Clauses 2.5 (Ancillary Facility) and 18 (Guarantee) shall continue to apply to the Original Ancillary Facility Letter as amended by this letter as they currently do the Ancillary Facility; and

(d) this letter is governed by English law, is supplemental to the Original Facility Letter and is a Finance Document for the purposes of the credit agreement referred to in paragraph (c) above (subject only to its designation as such by the Agent (as defined in that credit agreement) to the extent (if any) such designation is required).

Yours faithfully



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For and on behalf of

BARCLAYS BANK PLC

We agree to the above:



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For and on behalf of                      Date

INDEPENDENT ENERGY UK LIMITED



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For and on behalf of                      Date

INDEPENDENT ENERGY HOLDINGS PLC